CONSOLIDATED FINANCIAL STATEMENTS
Condensed Consolidated Statements of Earnings
(in millions of Canadian dollars except where noted)

	3 months ended Sept. 30		9 months ended Sept. 30
Unaudited	2023	2022	2023	2022

Revenues (Note 3)	1,017	929	2,731	2,122
Fuel and purchased power (Note 4)	269	348	782	817
Carbon compliance (Note 12)	28	23	85	51
Gross margin	720	558	1,864	1,254
Operations, maintenance and administration (Note 4)	131	135	389	364
Depreciation and amortization (Note 14)	140	179	489	411
Asset impairment charges (reversals) (Note 5)	(58)	70	(74)	4
Taxes, other than income taxes	8	8	26	25
Net other operating income	(11)	(11)	(34)	(48)
Operating income	510	177	1,068	498
Equity income	—	1	1	5
Finance lease income	2	4	10	15
Net interest expense (Note 6)	(53)	(66)	(168)	(195)
Foreign exchange gain (loss)	(5)	6	—	17
Gain (loss) on sale of assets and other	(1)	4	4	6
Earnings before income taxes	453	126	915	346
Income tax expense (Note 7)	34	30	65	103
Net earnings	419	96	850	243

Net earnings attributable to:
TransAlta shareholders	386	72	754	188
Non-controlling interests (Note 8)	33	24	96	55
	419	96	850	243

Net earnings attributable to TransAlta shareholders	386	72	754	188
Preferred share dividends (Note 18)	14	11	26	21
Net earnings attributable to common shareholders	372	61	728	167

Weighted average number of common shares outstanding in the period (millions)	263	271	265	271
Net earnings per share attributable to common shareholders, basic and diluted (Note 17)	1.41	0.23	2.75	0.62
See accompanying notes.

TransAlta Corporation    F1

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidated Statements of Comprehensive Income
(in millions of Canadian dollars)

	3 months ended Sept. 30		9 months ended Sept. 30
Unaudited	2023	2022	2023	2022
Net earnings	419	96	850	243
Other comprehensive income (loss)
Net actuarial gains on defined benefit plans, net of tax(1)	12	—	15	36
Fair value loss on third-party investments, net of tax	—	(1)	—	(1)
Total items that will not be reclassified subsequently to net earnings (loss)	12	(1)	15	35
Gains (losses) on translating net assets of foreign operations, net of tax	4	24	(9)	18
Gains (losses) on financial instruments designated as hedges of foreign operations, net of tax(2)	(7)	(25)	2	(28)
Gains (losses) on derivatives designated as cash flow hedges, net of tax(3)	20	(100)	72	(251)
Reclassification of losses on derivatives designated as cash flow hedges to net earnings, net of tax(4)	16	39	48	21
Total items that will be reclassified subsequently to net earnings (loss)	33	(62)	113	(240)
Other comprehensive income (loss)	45	(63)	128	(205)
Total comprehensive income	464	33	978	38

Total comprehensive income attributable to:
TransAlta shareholders	441	—	907	44
Non-controlling interests (Note 8)	23	33	71	(6)
	464	33	978	38
(1)    Net of income tax expense of $5 million for the three and nine months ended Sept. 30, 2023 (Sept. 30, 2022 – nil and $11 million expense).
(2) Net of income tax expense of nil for the three and nine months ended Sept. 30, 2023 (Sept. 30, 2022 – $3 million and $4 million recovery).
(3)    Net of income tax expense of $4 million and $19 million for the three and nine months ended Sept. 30, 2023 (Sept. 30, 2022 – $29 million and $72 million recovery).
(4)    Net of reclassification of income tax expense of $4 million and $14 million for the three and nine months ended Sept. 30, 2023 (Sept. 30, 2022 – $10 million and $5 million recovery).

See accompanying notes.

TransAlta Corporation    F2

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidated Statements of Financial Position
(in millions of Canadian dollars)

Unaudited	Sept. 30, 2023	Dec. 31, 2022
Current assets
Cash and cash equivalents	1,231	1,134
Restricted cash (Note 16)	63	70
Trade and other receivables (Note 9)	834	1,589
Prepaid expenses (Note 22)	59	33
Risk management assets (Note 10 and 11)	143	709
Inventory (Note 12)	180	157
Assets held for sale	—	22
	2,510	3,714
Non-current assets
Investments (Note 13)	137	129
Long-term portion of finance lease receivables	116	129
Risk management assets (Note 10 and 11)	84	161
Property, plant and equipment (Note 14)
Cost	14,505	14,012
Accumulated depreciation	(8,828)	(8,456)
	5,677	5,556
Right-of-use assets	120	126
Intangible assets	228	252
Goodwill	464	464
Deferred income tax assets	19	50
Other assets	165	160
Total assets	9,520	10,741

Current liabilities
Bank overdraft	—	16
Accounts payable and accrued liabilities (Note 9)	687	1,346
Current portion of decommissioning and other provisions (Note 15)	39	70
Risk management liabilities (Note 10 and 11)	335	1,129
Current portion of contract liabilities	6	8
Income taxes payable	16	73
Dividends payable (Note 17 and 18)	15	68
Current portion of long-term debt and lease liabilities (Note 16)	529	178
	1,627	2,888
Non-current liabilities
Credit facilities, long-term debt and lease liabilities (Note 16)	3,030	3,475
Exchangeable securities	743	739
Decommissioning and other provisions (Note 15)	614	659
Deferred income tax liabilities	367	352
Risk management liabilities (Note 10 and 11)	222	333
Contract liabilities	11	12
Defined benefit obligation and other long-term liabilities	243	294
Equity
Common shares (Note 17)	2,808	2,863
Preferred shares (Note 18)	942	942
Contributed surplus	33	41
Deficit	(1,822)	(2,514)
Accumulated other comprehensive loss	(69)	(222)
Equity attributable to shareholders	1,892	1,110
Non-controlling interests (Note 8)	771	879
Total equity	2,663	1,989
Total liabilities and equity	9,520	10,741
Commitments and contingencies (Note 19)
Subsequent events (Note 22)
See accompanying notes.

TransAlta Corporation    F3

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidated Statements of Changes in Equity
(in millions of Canadian dollars)

Unaudited
9 months ended Sept. 30, 2023	Common shares	Preferred shares	Contributed surplus	Deficit	Accumulated other comprehensive income (loss)	Attributable to shareholders	Attributable to non-controlling interests	Total
Balance, Dec. 31, 2022	2,863	942	41	(2,514)	(222)	1,110	879	1,989
Net earnings	—	—	—	754	—	754	96	850
Other comprehensive income (loss):
Net losses on translating net assets of foreign operations, net of hedges and tax	—	—	—	—	(7)	(7)	—	(7)
Net gains on derivatives designated as cash flow hedges, net of tax	—	—	—	—	120	120	—	120
Net actuarial gains on defined benefits plans, net of tax	—	—	—	—	15	15	—	15
Intercompany and third-party FVTOCI investments	—	—	—	—	25	25	(25)	—
Total comprehensive income	—	—	—	754	153	907	71	978
Common share dividends (Note 17)	—	—	—	(30)	—	(30)	—	(30)
Preferred share dividends (Note 18)	—	—	—	(26)	—	(26)	—	(26)
Shares purchased under normal course issuer bid ("NCIB") (Note 17)	(65)	—	—	(6)	—	(71)	—	(71)
Effect of share-based payment plans	10	—	(8)	—	—	2	—	2
Distributions declared to non-controlling interests (Note 8)	—	—	—	—	—	—	(179)	(179)
Balance, Sept. 30, 2023	2,808	942	33	(1,822)	(69)	1,892	771	2,663

					Accumulated other comprehensive income		Attributable to non-controlling interests
9 months ended Sept. 30, 2022	Common shares	Preferred shares	Contributed surplus	Deficit		Attributable to shareholders		Total
Balance, Dec. 31, 2021	2,901	942	46	(2,453)	146	1,582	1,011	2,593
Net earnings	—	—	—	188	—	188	55	243
Other comprehensive income (loss):
Net losses on translating net assets of foreign operations, net of hedges and of tax	—	—	—	—	(10)	(10)	—	(10)
Net losses on derivatives designated as cash flow hedges, net of tax	—	—	—	—	(230)	(230)	—	(230)
Net actuarial gains on defined benefits plans, net of tax	—	—	—	—	36	36	—	36
FVOCI investments	—	—	—	—	60	60	(61)	(1)
Total comprehensive income (loss)	—	—	—	188	(144)	44	(6)	38
Common share dividends paid	—	—	—	(27)	—	(27)	—	(27)
Preferred share dividends paid	—	—	—	(21)	—	(21)	—	(21)
Shares purchased under NCIB program (Note 17)	(29)	—	—	(5)	—	(34)	—	(34)
Effect of share-based payment plans	7	—	(13)	—	—	(6)	—	(6)
Distributions declared to non- controlling interests (Note 8)	—	—	—	—	—	—	(126)	(126)
Balance, Sept. 30, 2022	2,879	942	33	(2,318)	2	1,538	879	2,417
See accompanying notes.

TransAlta Corporation    F4

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidated Statements of Cash Flows
(in millions of Canadian dollars)

	3 months ended Sept. 30		9 months ended Sept. 30
Unaudited	2023	2022	2023	2022
Operating activities
Net earnings	419	96	850	243
Depreciation and amortization	140	179	489	411
Gain (loss) on sale of assets and other	1	(4)	(3)	(5)
Accretion of provisions (Note 6 and 15)	10	16	37	35
Decommissioning and restoration costs settled (Note 15)	(6)	(9)	(22)	(23)
Deferred income tax expense (recovery) (Note 7)	(3)	20	10	68
Unrealized loss (gain) from risk management activities	(174)	151	(87)	111
Unrealized foreign exchange (gain) loss	(30)	6	(28)	7
Provisions	(3)	(8)	(3)	(4)
Asset impairment charges (reversals) (Note 5)	(58)	70	(74)	4
Equity (income) loss, net of distributions from investments	3	—	5	(2)
Other non-cash items	27	(37)	(9)	(67)
Cash flow from operations before changes in working capital	326	480	1,165	778
Change in non-cash operating working capital balances	355	(276)	(11)	(252)
Cash flow from operating activities	681	204	1,154	526
Investing activities
Additions to property, plant and equipment (Note 14)	(165)	(280)	(641)	(481)
Additions to intangible assets	(3)	(4)	(9)	(27)
Restricted cash (Note 16)	(22)	(22)	5	3
Repayment from loan receivable	3	4	8	14
Investments (Note 13)	—	—	(10)	—
Proceeds on sale of property, plant and equipment	1	10	28	12
Realized gain on financial instruments	5	9	18	8
Decrease in finance lease receivable	14	12	40	34
Other	(7)	6	(15)	13
Change in non-cash investing working capital balances	(50)	90	(15)	83
Cash flow used in investing activities	(224)	(175)	(591)	(341)
Financing activities
Net increase (decrease) in borrowings under credit facilities (Note 16)	(55)	—	32	—
Repayment of long-term debt (Note 16)	(22)	(21)	(131)	(80)
Issuance of long-term debt (Note 16)	39	—	39	—
Dividends paid on common shares (Note 17)	(14)	(14)	(44)	(41)
Dividends paid on preferred shares (Note 18)	(14)	(11)	(39)	(31)
Repurchase of common shares under NCIB (Note 17)	—	(10)	(73)	(28)
Proceeds on issuance of common shares	—	—	4	1
Realized loss on financial instruments	(32)	—	(32)	—
Distributions paid to subsidiaries' non-controlling interests (Note 8)	(75)	(54)	(204)	(126)
Decrease in lease liabilities	(3)	(2)	(8)	(6)
Financing fees and other	1	(2)	1	(4)
Cash flow used in financing activities	(175)	(114)	(455)	(315)
Cash flow from (used in) operating, investing and financing activities	282	(85)	108	(130)
Effect of translation on foreign currency cash	(3)	3	(11)	(1)
Increase (decrease) in cash and cash equivalents	279	(82)	97	(131)
Cash and cash equivalents, beginning of period	952	898	1,134	947
Cash and cash equivalents, end of period	1,231	816	1,231	816
Cash taxes paid	1	10	71	53
Cash interest paid	61	52	200	159
See accompanying notes.

TransAlta Corporation    F5

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Notes to the Condensed Consolidated Financial Statements
(Unaudited)
(Tabular amounts in millions of Canadian dollars, except as otherwise noted)
1. Corporate Information
A. Description of the Business
TransAlta Corporation (“TransAlta” or the “Company”) was incorporated under the Canada Business Corporations Act in March 1985. The Company became a public company in December 1992. The Company's head office is located in Calgary, Alberta.
B. Basis of Preparation
These unaudited interim condensed consolidated financial statements have been prepared in compliance with International Accounting Standard (“IAS”) 34 Interim Financial Reporting using the same accounting policies as those used in the Company's most recent audited annual consolidated financial statements, except as outlined in Note 2. These unaudited interim condensed consolidated financial statements do not include all of the disclosures included in the Company’s audited annual consolidated financial statements. Accordingly, they should be read in conjunction with the Company’s most recent audited annual consolidated financial statements which are available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.
The unaudited interim condensed consolidated financial statements include the accounts of the Company and the subsidiaries that it controls.
The unaudited interim condensed consolidated financial statements have been prepared on a historical cost basis, except for certain financial instruments, which are stated at fair value.
These unaudited interim condensed consolidated financial statements reflect all adjustments which consist of normal recurring adjustments and accruals that are, in the opinion of management, necessary for a fair presentation of results. Interim results will fluctuate due to plant maintenance schedules, the seasonal demands for electricity and changes in energy prices. Consequently, interim condensed results are not necessarily indicative of annual results. TransAlta’s results are partly seasonal due to the nature of the electricity market and related fuel costs.
These unaudited interim condensed consolidated financial statements were authorized for issue by the Audit, Finance and Risk Committee on behalf of TransAlta's Board of Directors (the "Board") on Nov. 6, 2023.
C. Significant Accounting Judgements and Key Sources of Estimation Uncertainty
The preparation of these unaudited interim condensed consolidated financial statements in accordance with IAS 34 requires management to use judgment and make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosures of contingent assets and liabilities. These estimates are subject to uncertainty. Actual results could differ from these estimates due to factors such as fluctuations in interest rates, foreign exchange rates, inflation and commodity prices, and changes in economic conditions, legislation and regulations.
During the three and nine months ended Sept. 30, 2023, there were changes in estimates relating to asset impairment charges (reversals) (Note 5), useful lives (Note 14), and decommissioning and restoration provisions (Note 15).
Refer to Note 2(P) of the Company's 2022 audited annual consolidated financial statements for further details on the significant accounting judgments and key sources of estimation uncertainty.

TransAlta Corporation    F6

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
2. Material Accounting Policies
The accounting policies adopted in the preparation of the unaudited interim condensed consolidated financial statements are consistent with those followed in the preparation of the Company’s annual consolidated financial statements for the year ended Dec. 31, 2022, except for the adoption of new standards effective as of Jan. 1, 2023.
A. Current Accounting Changes
Amendments to IAS 12 Deferred Tax Related to Assets and Liabilities Arising from a Single Transaction
On May 7, 2021, the International Accounting Standards Board (“IASB”) issued amendments to IAS 12 Deferred Tax Related to Assets and Liabilities Arising from a Single Transaction. The amendments clarify that the initial recognition exemption under IAS 12 does not apply to transactions such as leases and decommissioning obligations. These transactions give rise to equal and offsetting temporary differences in which deferred tax should be recognized.

The amendments are effective for annual periods beginning on or after Jan. 1, 2023, and were adopted by the Company on that date. The Company's accounting aligns with the amendment and no financial impact arose upon adoption.
B. Future Accounting Changes
Please refer to Note 3 of the audited annual consolidated financial statements for the future accounting policies impacting the Company. For the three and nine months ended Sept. 30, 2023, no additional future accounting policy changes impacting the Company were identified.
3. Revenue
Disaggregation of Revenue
The majority of the Company's revenues are derived from the sale of power, capacity and environmental attributes, leasing of power facilities and from asset optimization activities, which the Company disaggregates into the following groups for the purpose of determining how economic factors affect the recognition of revenue.

3 months ended Sept. 30, 2023	Hydro	Wind and Solar	Gas	Energy Transition	Energy Marketing	Corporate	Total
Revenues from contracts with customers
Power and other	8	30	89	5	—	—	132
Environmental attributes(1)	—	3	—	—	—	—	3
Revenue from contracts with customers	8	33	89	5	—	—	135
Revenue from leases(2)	—	—	10	—	—	—	10
Revenue from derivatives and other trading activities(3)	12	(2)	26	60	86	—	182
Revenue from merchant sales	139	25	395	123	—	—	682
Other(4)	4	2	2	—	—	—	8
Total revenue	163	58	522	188	86	—	1,017
Revenues from contracts with customers
Timing of revenue recognition
At a point in time	—	3	—	4	—	—	7
Over time	8	30	89	1	—	—	128
Total revenue from contracts with customers	8	33	89	5	—	—	135
(1)    The environmental attributes represent environmental attribute sales not bundled with power and other sales.
(2)    Total lease income from long-term contracts that meet the criteria of operating leases.
(3)    Represents realized and unrealized gains or losses from hedging and derivative positions. Volatility and pricing in commodity markets can vary significantly period to period and impact movements in derivative positions.
(4) Other revenue includes production tax credits related to US wind facilities and other miscellaneous revenues.

TransAlta Corporation     F7

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3 months ended Sept. 30, 2022	Hydro	Wind and Solar	Gas	Energy Transition	Energy Marketing	Corporate	Total
Revenues from contracts with customers
Power and other	11	37	124	—	—	—	172
Environmental attributes(1)	—	3	—	—	—	—	3
Revenue from contracts with customers	11	40	124	—	—	—	175
Revenue from leases(2)	—	—	12	—	—	—	12
Revenue from derivatives and other trading activities(3)	—	(57)	(286)	60	54	1	(228)
Revenue from merchant sales	252	25	518	171	—	—	966
Other(4)	2	3	4	—	—	(5)	4
Total revenue	265	11	372	231	54	(4)	929
Revenues from contracts with customers
Timing of revenue recognition
At a point in time	—	3	—	2	—	—	5
Over time	11	37	124	(2)	—	—	170
Total revenue from contracts with customers	11	40	124	—	—	—	175
(1)    The environmental attributes represent environmental attribute sales not bundled with power and other sales.
(2)    Total lease income from long-term contracts that meet the criteria of operating leases.
(3)    Represents realized and unrealized gains or losses from hedging and derivative positions. Volatility and pricing in commodity markets can vary significantly period to period and impact movements in derivative positions.
(4) Other revenue includes production tax credits related to US wind facilities and other miscellaneous revenues.

9 months ended Sept. 30, 2023	Hydro	Wind and Solar	Gas	Energy Transition	Energy Marketing	Corporate	Total
Revenues from contracts with customers
Power and other	24	141	282	10	—	—	457
Environmental attributes(1)	9	23	—	—	—	—	32
Revenue from contracts with customers	33	164	282	10	—	—	489
Revenue from leases(2)	—	—	27	—	—	—	27
Revenue from derivatives and other trading activities(3)	37	(2)	(132)	190	181	1	275
Revenue from merchant sales	378	76	1,085	376	—	—	1,915
Other(4)	8	11	6	—	—	—	25
Total revenue	456	249	1,268	576	181	1	2,731
Revenues from contracts with customers
Timing of revenue recognition
At a point in time	9	23	—	9	—	—	41
Over time	24	141	282	1	—	—	448
Total revenue from contracts with customers	33	164	282	10	—	—	489
(1)    The environmental attributes represent environmental attribute sales not bundled with power and other sales.
(2)    Total lease income from long-term contracts that meet the criteria of operating leases.
(3)    Represents realized and unrealized gains or losses from hedging and derivative positions. Volatility and pricing in commodity markets can vary significantly period to period and impact movements in derivative positions.
(4) Other revenue includes production tax credits related to US wind facilities and other miscellaneous revenues.

TransAlta Corporation     F8

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

9 months ended Sept. 30, 2022	Hydro	Wind and Solar	Gas	Energy Transition	Energy Marketing	Corporate	Total
Revenues from contracts with customers
Power and other	29	155	340	6	—	—	530
Environmental attributes(1)	1	33	—	—	—	—	34
Revenue from contracts with customers	30	188	340	6	—	—	564
Revenue from leases(2)	—	—	20	—	—	—	20
Revenue from derivatives and other trading activities(3)	—	(91)	(359)	174	116	3	(157)
Revenue from merchant sales	411	83	925	253	—	—	1,672
Other(4)	6	15	7	—	—	(5)	23
Total revenue	447	195	933	433	116	(2)	2,122
Revenues from contracts with customers
Timing of revenue recognition
At a point in time	1	33	—	8	—	—	42
Over time	29	155	340	(2)	—	—	522
Total revenue from contracts with customers	30	188	340	6	—	—	564
(1)    The environmental attributes represent environmental attribute sales not bundled with power and other sales.
(2)    Total lease income from long-term contracts that meet the criteria of operating leases.
(3)    Represents realized and unrealized gains or losses from hedging and derivative positions. Volatility and pricing in commodity markets can vary significantly period to period and impact movements in derivative positions.
(4) Other revenue includes production tax credits related to US wind facilities and other miscellaneous revenues.

4. Expenses by Nature
Fuel, Purchased Power and Operations, Maintenance and Administration ("OM&A")
Fuel and purchased power and OM&A expenses classified by nature are as follows:

	3 months ended Sept. 30				9 months ended Sept. 30
	2023		2022		2023		2022
	Fuel and purchased power	OM&A	Fuel and purchased power	OM&A	Fuel and purchased power	OM&A	Fuel and purchased power	OM&A
Gas fuel costs	89	—	152	—	270	—	409	—
Coal fuel costs	48	—	49	—	130	—	100	—
Royalty, land lease, other direct costs	5	—	6	—	19	—	18	—
Purchased power	127	—	141	—	363	—	290	—
Salaries and benefits	—	61	—	66	—	191		180
Other operating expenses	—	70	—	69	—	198	—	184
Total	269	131	348	135	782	389	817	364

TransAlta Corporation     F9

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
5. Asset Impairment Charges (Reversals)
The Company recognized the following asset impairment charges (reversals):

	3 months ended Sept. 30		9 months ended Sept. 30
	2023	2022	2023	2022
Segments:
Hydro	—	15	(10)	21
Wind and Solar	6	14	(4)	35
Changes in decommissioning and restoration provisions on retired assets	(64)	41	(60)	(52)
Asset impairment charges (reversals)	(58)	70	(74)	4
Hydro
During the second quarter of 2023, internal valuations indicated the fair value less costs of disposal for two hydro facilities exceeded the carrying value due to a contract extension and changes in power price assumptions, which favourably impacted estimated future cash flows and resulted in a full recoverability test. As a result of the recoverability test an impairment reversal of $10 million was recognized. The recoverable amounts of $70 million in total were estimated based on fair value less costs of disposal utilizing a discounted cash flow approach and are categorized as a Level III fair value measurement. The discount rate used in the fair value measurements was 6.32 per cent.

During the three and nine months ended Sept. 30, 2022, the Company recorded net impairment charges of $15 million and $21 million, respectively. During the second quarter of 2022, an impairment of $6 million was recorded on one of the hydro facilities primarily from an increase in discount rates. During the third quarter of 2022, two additional hydro facilities were impaired as a result of changes in key assumptions including significant increases in discount rates and changes in estimated future cash flows and pricing. The recoverable amounts of $89 million in total for these three assets were estimated based on fair value less cost of disposal utilizing a discounted cash flow approach and are categorized as a Level III fair value measurement.
Wind and Solar
During the three and nine months ended Sept. 30, 2023, the Company recorded net impairment charges of $6 million and net impairment reversals of $4 million, respectively. During the first quarter of 2023, internal valuations indicated the fair value less costs of disposal of the assets exceeded the carrying value due to changes in power price assumptions for two wind facilities, which favourably impacted estimated future cash flows and resulted in a full recoverability test. As a result of the recoverability test an impairment reversal of $10 million was recognized.

During the third quarter of 2023, two wind facilities were impaired primarily due to unfavourable power price assumptions and changes in estimated future cash flows. An impairment charge of $13 million was recognized for these facilities. The recoverable amount of $130 million for these two assets was estimated based on fair value less costs of disposal utilizing a discounted cash flow approach and are categorized as a Level III fair value measurement. The discount rates used in the fair value measurements were in the range of 6.89 to 7.03 per cent.

Also during the third quarter of 2023, an asset impairment reversal of $7 million was recognized for one wind facility, which was favourably impacted by changes in pricing and changes in estimated future cash flows. The recoverable amount of $287 million was estimated based on fair value less costs of disposal utilizing a discounted cash flow approach and are categorized as a Level III fair value measurement. The discount rate used in the fair value measurements was 6.80 per cent.

TransAlta Corporation     F10

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
During the three and nine months ended Sept. 30, 2022, the Company recorded net impairment charges of $14 million and $35 million, respectively. During the second quarter of 2022, three wind facilities were impaired primarily as a result of an increase in discount rates. During the third quarter of 2022, two additional wind facilities and one solar facility were impaired as a result of changes in key assumptions including significant increases in discount rates and changes in estimated future cash flows. The recoverable amounts of $607 million for these six assets were estimated based on fair value less cost of disposal utilizing a discounted cash flow approach and is categorized as a Level III fair value measurement.
Changes in Decommissioning and Restoration Provisions
During 2023, the Company adjusted the expected timing on decommissioning and restoration for certain Gas and Energy Transition assets to optimize and maximize efficiencies by staging required reclamation work. This resulted in a decrease in the decommissioning and restoration provision related to retired assets of $53 million and a corresponding impairment reversal recognized for the nine months ended Sept. 30, 2023. In addition, there were increases in discount rates resulting in an impairment reversal of $7 million. Refer to Note 15 for further details.
6. Net Interest Expense
The components of net interest expense are as follows:

	3 months ended Sept. 30		9 months ended Sept. 30
	2023	2022	2023	2022
Interest on debt	51	42	152	123
Interest on exchangeable debentures	7	7	22	22
Interest on exchangeable preferred shares(1)	7	7	21	21
Interest income	(16)	(7)	(47)	(14)
Capitalized interest (Note 14)	(15)	(4)	(41)	(8)
Interest on lease liabilities	3	1	7	4
Credit facility fees, bank charges and other interest	6	5	17	16
Tax shield on tax equity financing	—	(1)	—	(4)
Accretion of provisions (Note 15)	10	16	37	35
Net interest expense	53	66	168	195
(1)    On Oct. 30, 2020, Brookfield invested $400 million in the Company in exchange for redeemable, retractable first preferred shares (Series I). The Series I Preferred Shares are accounted for as long-term debt and the exchangeable preferred share dividends are reported as interest expense. On Oct. 27, 2023, the Company declared a dividend of $7 million in aggregate on the Series I Preferred Shares at the fixed rate of 1.764 per cent, per share, payable on Nov. 30, 2023.

TransAlta Corporation     F11

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
7. Income Taxes
The components of income tax expense are as follows:

	3 months ended Sept. 30		9 months ended Sept. 30
	2023	2022	2023	2022
Current income tax expense	37	10	55	35
Deferred income tax expense related to the origination and reversal of temporary differences	80	20	190	168
Deferred income tax expense (recovery) related to temporary difference on investment in subsidiary	—	—	1	(7)
Deferred income tax recovery arising from unrecognized deferred income tax assets(1)	(83)	—	(181)	(93)
Income tax expense	34	30	65	103

Current income tax expense	37	10	55	35
Deferred income tax expense (recovery)	(3)	20	10	68
Income tax expense	34	30	65	103
(1) The Company's deferred income tax assets mainly relate to the tax benefits of losses associated with the Company's directly owned Canadian and US operations and other deductible differences. The Company undertakes an analysis of the recoverability of its tax assets on an ongoing basis. Adjustments to recognize or write-off deferred income tax assets arise from the Company's assessment of whether it is probable, or not, that sufficient future taxable income will be available to utilize the underlying tax losses. During the third quarter of 2023, the Company recorded a reversal of the write-down of deferred income tax asset related to certain Canadian operations as it is considered probable that sufficient future taxable income will be available to utilize the underlying tax losses.
8. Non-Controlling Interests
The Company’s subsidiaries with significant non-controlling interests are TransAlta Renewables Inc. ("TransAlta Renewables") and TransAlta Cogeneration L.P. The net earnings, distributions and equity attributable to TransAlta Renewables’ non-controlling interests include the 17 per cent non-controlling interest in Kent Hills Wind LP, which owns the 167 MW Kent Hills wind farm located in New Brunswick.

	3 months ended Sept. 30		9 months ended Sept. 30
	2023	2022	2023	2022
Net earnings (loss)
TransAlta Cogeneration L.P.	35	32	76	45
TransAlta Renewables	(2)	(8)	20	10
	33	24	96	55

Total comprehensive income (loss)
TransAlta Cogeneration L.P.	35	32	76	45
TransAlta Renewables	(12)	1	(5)	(51)
	23	33	71	(6)

Distributions paid to non-controlling interests
TransAlta Cogeneration L.P.	50	29	129	51
TransAlta Renewables	25	25	75	75
	75	54	204	126
TransAlta Corporation     F12

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As at	Sept. 30, 2023	Dec. 31, 2022
Equity attributable to non-controlling interests
TransAlta Cogeneration L.P.	93	147
TransAlta Renewables	678	732
	771	879
Non-controlling interests (per cent)
TransAlta Cogeneration L.P.	49.99	49.99
TransAlta Renewables	39.9	39.9

On Oct. 4, 2023, the Company acquired all of the outstanding common shares of TransAlta Renewables not already owned, directly or indirectly, by TransAlta and certain of its affiliates. See Note 22 Subsequent Events for more details.
9. Trade and Other Receivables and Accounts Payable

As at	Sept. 30, 2023	Dec. 31, 2022
Trade accounts receivable	617	1,165
Collateral provided (Note 11)	170	304
Current portion of finance lease receivables	24	52
Loan receivable	—	4
Income taxes receivable	23	64
Trade and other receivables	834	1,589

As at	Sept. 30, 2023	Dec. 31, 2022
Accounts payable and accrued liabilities	666	1,069
Interest payable	21	17
Collateral held (Note 11)	—	260
Accounts payable and accrued liabilities	687	1,346
10. Financial Instruments
A. Financial Assets and Liabilities — Classification and Measurement
Financial assets and financial liabilities are measured on an ongoing basis at cost, fair value or amortized cost.
B. Fair Value of Financial Instruments
I. Level I, II and III Fair Value Measurements
The Level I, II and III classifications in the fair value hierarchy utilized by the Company are defined below. The fair value measurement of a financial instrument is included in only one of the three levels, the determination of which is based on the lowest level input that is significant to the derivation of the fair value. The Level III classification is the lowest level classification in the fair value hierarchy.
a. Level I
Fair values are determined using inputs that are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.
b. Level II
Fair values are determined, directly or indirectly, using inputs that are observable for the asset or liability.
Fair values falling within the Level II category are determined through the use of quoted prices in active markets, which in some cases are adjusted for factors specific to the asset or liability, such as basis, credit valuation and location differentials.

TransAlta Corporation     F13

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
The Company’s commodity risk management Level II financial instruments include over-the-counter derivatives with values based on observable commodity futures curves and derivatives with inputs validated by broker quotes or other publicly available market data providers. Level II fair values are also determined using valuation techniques, such as option pricing models and interpolation formulas, where the inputs are readily observable.
In determining Level II fair values of other risk management assets and liabilities, the Company uses observable inputs other than unadjusted quoted prices that are observable for the asset or liability, such as interest rate yield curves and currency rates. For certain financial instruments where insufficient trading volume or lack of recent trades exists, the Company relies on similar interest or currency rate inputs and other third-party information such as credit spreads.
c. Level III
Fair values are determined using inputs for the assets or liabilities that are not readily observable.
For assets and liabilities that are recognized at fair value on a recurring basis, the Company determines whether transfers have occurred between levels in the hierarchy by re-assessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.
There were no changes in the Company’s valuation processes, valuation techniques and types of inputs used in the fair value measurements during the period. For additional information, please refer to Note 14 of the 2022 audited annual consolidated financial statements.
II. Commodity Risk Management Assets and Liabilities
Commodity risk management assets and liabilities include risk management assets and liabilities that are used in the energy marketing and generation segments in relation to trading activities and certain contracting activities. To the extent applicable, changes in net risk management assets and liabilities for non-hedge positions are reflected within earnings of these businesses.
Commodity risk management assets and liabilities classified by fair value levels as at Sept. 30, 2023, are as follows: Level I – $25 million net liability (Dec. 31, 2022 – $23 million net asset), Level II – $18 million net asset (Dec. 31, 2022 – $173 million net asset) and Level III – $330 million net liability (Dec. 31, 2022 – $782 million net liability).
Significant changes in commodity net risk management assets (liabilities) during the nine months ended Sept. 30, 2023, are primarily attributable to contract settlements and volatility in market prices across multiple markets on both existing contracts and new contracts.
TransAlta Corporation     F14

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
The following table summarizes the key factors impacting the fair value of the Level III commodity risk management assets and liabilities by classification during the nine months ended Sept. 30, 2023 and 2022, respectively:

	9 months ended Sept. 30, 2023			9 months ended Sept. 30, 2022
	Hedge	Non-hedge	Total	Hedge	Non-hedge	Total
Opening balance	(347)	(435)	(782)	285	(126)	159
Changes attributable to:
Market price changes on existing contracts	(53)	59	6	(346)	(371)	(717)
Change resulting from amended contract and market price changes on new contracts	—	(24)	(24)	—	(114)	(114)
Contracts settled	214	253	467	(37)	82	45
Change in foreign exchange rates	2	1	3	20	(6)	14
Transfers into (out of) Level III	—	—	—	—	2	2
Net risk management assets (liabilities) at end of period	(184)	(146)	(330)	(78)	(533)	(611)
Additional Level III information:
Losses recognized in other comprehensive loss	(51)	—	(51)	(326)	—	(326)
Total gains (losses) included in earnings before income taxes	(214)	36	(178)	37	(491)	(454)
Unrealized gains (losses) included in earnings before income taxes relating to net assets (liabilities) held at period end	—	289	289	—	(409)	(409)
As at Sept. 30, 2023, the total Level III risk management asset balance was $111 million (Dec. 31, 2022 – $31 million) and Level III risk management liability balance was $441 million (Dec. 31, 2022 – $813 million).
The information on risk management contracts or groups of risk management contracts that are included in Level III measurements and the related unobservable inputs and sensitivities are outlined in the following table. These include the effects on fair value of discounting, liquidity and credit value adjustments; however, the potential offsetting effects of Level II positions are not considered. Sensitivity ranges for the base fair values are determined using reasonably possible alternative assumptions for the key unobservable inputs, which may include forward commodity prices, volatility in commodity prices and correlations, delivery volumes, escalation rates and cost of supply.

TransAlta Corporation     F15

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As at	Sept. 30, 2023
Description	Valuation technique	Unobservable input	Reasonably possible change	Sensitivity
Long-term power sale – US	Long-term price forecast	Illiquid future power prices (per MWh)	Price decrease of US$5 or increase of US$40	+4
-30
Coal transportation – US	Numerical derivative valuation	Illiquid future power prices (per MWh)	Price decrease of US$5 or increase of US$40	+8
		Volatility	80% to 120%
		Rail rate escalation	zero to 10%	-8
Full requirements – Eastern US	Scenario analysis	Volume	96% to 104%	+4
		Cost of supply	Decrease of $2.20 per MWh or increase of $2.40 per MWh	-4
Long-term wind energy sale – Eastern US	Long-term price forecast	Illiquid future power prices (per MWh)	Price decrease or increase of US$6	+23
		Illiquid future REC prices (per unit)	Price decrease of US$3 or increase of US$6	-23
		Wind discounts	zero to 5%
Long-term wind energy sale – Canada	Long-term price forecast	Illiquid future power prices (per MWh)	Price decrease of C$65 or increase of C$5	+49
		Wind discounts	11% decrease or 5% increase	-21
Long-term wind energy sale - Central US	Long-term price forecast	Illiquid future power prices (per MWh)	Price decrease of US$3 or increase of US$2	+88
		Wind discounts	3% decrease or 2% increase	-32
Others				+14
-15

TransAlta Corporation     F16

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As at	Dec. 31, 2022
Description	Valuation technique	Unobservable input	Reasonably possible change	Sensitivity
Long-term power sale – US	Long-term price forecast	Illiquid future power prices (per MWh)	Price decrease of US$5 or increase of US$55	+15
-163
Coal transportation – US	Numerical derivative valuation	Illiquid future power prices (per MWh)	Price decrease of US$5 or increase of US$55	+14
		Volatility	80% to 120%
		Rail rate escalation	zero to 10%	-13
Full requirements – Eastern US	Scenario analysis	Volume	96% to 104%	+3
		Cost of supply	Decrease of US$0.50 per MWh or increase of US$3.30 per MWh	-21
Long-term wind energy sale – Eastern US	Long-term price forecast	Illiquid future power prices (per MWh)	Price decrease or increase of US$6	+22
		Illiquid future REC prices (per unit)	Price decrease or increase of US$2	-18
		Wind discounts	0% decrease or 5% increase
Long-term wind energy sale – Canada	Long-term price forecast	Illiquid future power prices (per MWh)	Price decrease of C$85 or increase of C$5	+47
		Wind discounts	28% decrease or 5% increase	-25
Long-term wind energy sale – Central US	Long-term price forecast	Illiquid future power prices (per MWh)	Price decrease or increase of US$2	+74
		Wind discounts	2% decrease or 5% increase	-28
Others				+18
-19
i. Long-Term Power Sale – US
The Company has a long-term fixed price power sale contract in the US for delivery of power at the following capacity levels: 380 MW through Dec. 31, 2024, and 300 MW through Dec. 31, 2025. The contract is designated as an all-in-one cash flow hedge.
The contract is denominated in US dollars. The US dollar relative to the Canadian dollar did not change significantly from Dec. 31, 2022 to Sept. 30, 2023 and did not have a significant impact on the base fair value or sensitivity values.
ii. Coal Transportation – US
The Company has a coal rail transport agreement that includes an upside sharing mechanism until Dec. 31, 2025. Option pricing techniques have been utilized to value the obligation associated with this component of the agreement.

TransAlta Corporation     F17

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
iii. Full Requirements – Eastern US
The Company has a portfolio of full requirement service contracts, whereby the Company agrees to supply specific utility customer needs for a range of products that may include electrical energy, capacity, transmission, ancillary services, renewable energy credits ("RECs") and independent system operator costs.
iv. Long-Term Wind Energy Sale – Eastern US
The Company is party to a long-term contract for differences ("CFD") for the offtake of 100 per cent of the generation from its 90 MW Big Level wind facility. The CFD, together with the sale of electricity generated into the PJM Interconnection at the prevailing real-time energy market price, achieve the fixed contract price per MWh on proxy generation. Under the CFD, if the market price is lower than the fixed contract price the customer pays the company the difference and if the market price is higher than the fixed contract price the Company refunds the difference to the customer. The customer is also entitled to the physical delivery of environmental attributes. The contract matures in December 2034. The contract is accounted for as a derivative. Changes in fair value are presented in revenue.
v. Long-Term Wind Energy Sale – Canada
The Company is party to two Virtual Power Purchase Agreements ("VPPAs") for the offtake of 100 per cent of the generation from its 130 MW Garden Plain wind facility. The VPPAs, together with the sale of electricity generated into the Alberta power market at the pool price, achieve the fixed contract prices per MWh. Under the VPPAs, if the pool price is lower than the fixed contract price the customer pays the Company the difference and if the pool price is higher than the fixed contract price the Company refunds the difference to the customer. The customers are also entitled to the physical delivery of environmental attributes. Both VPPAs commenced on commercial operation of the facility which was achieved in August 2023, and extend for a weighted average of approximately 17 years.
The energy component of these contracts is accounted for as derivatives. Changes in fair value are presented in revenue.
vi. Long-Term Wind Energy Sale – Central US
The Company is party to two long-term VPPAs for the offtake of 100 per cent of the generation from its 300 MW White Rock East and White Rock West wind power projects. The VPPAs, together with the sale of electricity generated into the US Southwest Power Pool ("SPP") market at the relevant price nodes, achieve the fixed contract prices per MWh. Under the VPPAs, if the SPP pricing is lower than the fixed contract price the customers pay the Company the difference and if the SPP pricing is higher than the fixed contract price the Company refunds the difference to the customers. The customer is also entitled to the physical delivery of environmental attributes. The VPPAs commence on commercial operation of the facilities, which is expected during the first quarter of 2024.
The Company is also party to a VPPA for the offtake of 100 per cent of the generation from its 200 MW Horizon Hill wind power project. The VPPA together with the sale of electricity generated into the SPP market at the relevant price node, achieve the fixed contract price per MWh. Under the VPPA, if the SPP pricing is lower than the revised fixed contract price the customer pays the Company the difference and if the SPP pricing is higher than the revised fixed contract price the Company refunds the difference to the customer. The customer remains entitled to the physical delivery of environmental attributes. During the second quarter of 2023, the Company and the customer for the Horizon Hill wind project amended the associated VPPA. The VPPA commences on commercial operation of the facility, which is expected during the first quarter of 2024.
The energy component of these contracts is accounted for as derivatives. Changes in fair value are presented in revenue. The amendments to the Horizon Hill VPPA did not change the nature of the contract and the energy component continues to be accounted for as a derivative.
III. Other Risk Management Assets and Liabilities
Other risk management assets and liabilities primarily include risk management assets and liabilities that are used in managing exposures on non-energy marketing transactions such as interest rates, the net investment in foreign operations and other foreign currency risks. Hedge accounting is not always applied.
Other risk management assets and liabilities with a total net asset fair value of $7 million as at Sept. 30, 2023 (Dec. 31, 2022 – $6 million net liability) are classified as Level II fair value measurements.
TransAlta Corporation     F18

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
IV. Other Financial Assets and Liabilities
The fair value of financial assets and liabilities measured at other than fair value is as follows:

	Fair value(1)				Total carrying value(1)
	Level I	Level II	Level III	Total
Exchangeable securities — Sept. 30, 2023	—	690	—	690	743
Long-term debt — Sept. 30, 2023	—	3,068	—	3,068	3,427
Loan receivable — Sept. 30, 2023	—	29	—	29	29

Exchangeable securities — Dec. 31, 2022	—	685	—	685	739
Long-term debt — Dec. 31, 2022	—	3,200	—	3,200	3,518
Loan receivable — Dec. 31, 2022	—	37	—	37	37
(1)    Includes current portion.

The fair values of the Company’s debentures, senior notes and exchangeable securities are determined using prices observed in secondary markets. Non-recourse and other long-term debt fair values are determined by calculating an implied price based on a current assessment of the yield to maturity.
The carrying amount of other short-term financial assets and liabilities (cash and cash equivalents, restricted cash, trade accounts receivable, collateral provided, bank overdraft, accounts payable and accrued liabilities, collateral held and dividends payable) approximates fair value due to the liquid nature of the asset or liability. The fair values of the finance lease receivables approximate the carrying amounts as the amounts receivable represent cash flows from repayments of principal and interest.
C. Inception Gains and Losses
The majority of derivatives traded by the Company are based on adjusted quoted prices on an active exchange or extend beyond the time period for which exchange-based quotes are available. The fair values of these derivatives are determined using inputs that are not readily observable. Refer to section B of this Note 10 above for fair value Level III valuation techniques used. In some instances, a difference may arise between the fair value of a financial instrument at initial recognition (the “transaction price”) and the amount calculated through a valuation model. This unrealized gain or loss at inception is recognized in net earnings (loss) only if the fair value of the instrument is evidenced by a quoted market price in an active market, observable current market transactions that are substantially the same, or a valuation technique that uses observable market inputs. Where these criteria are not met, the difference is deferred on the condensed consolidated statements of financial position in risk management assets or liabilities and is recognized in net earnings (loss) over the term of the related contract. The difference between the transaction price and the fair value determined using a valuation model, yet to be recognized in net earnings (loss) and a reconciliation of changes is as follows:

	9 months ended Sept. 30
	2023	2022
Unamortized net loss at beginning of period	(213)	(131)
New inception gains (losses)	35	(40)
Change resulting from amended contract	28	—
Change in foreign exchange rates	1	(11)
Amortization recorded in net earnings during the period	(23)	(21)
Unamortized net loss at end of period	(172)	(203)

TransAlta Corporation     F19

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
11. Risk Management Activities
The Company is exposed to market risk from changes in commodity prices, foreign exchange rates, interest rates, credit risk and liquidity risk. These risks affect the Company’s earnings and the value of associated financial instruments that the Company holds. In certain cases, the Company seeks to minimize the effects of these risks by using derivatives to hedge its risk exposures. The Company’s risk management strategy, policies and controls are designed to ensure that the risks it assumes comply with the Company’s internal objectives and its risk tolerance. For additional information on the Company's Risk Management Activities please refer to Note 15 of the 2022 audited annual consolidated financial statements.
A. Net Risk Management Assets and Liabilities
Aggregate net risk management assets (liabilities) are as follows:

As at Sept. 30, 2023
	Cash flow hedges	Not designated as a hedge	Total
Commodity risk management
Current	(117)	(81)	(198)
Long-term	(67)	(72)	(139)
Net commodity risk management liabilities	(184)	(153)	(337)
Other
Current	—	6	6
Long-term	—	1	1
Net other risk management assets	—	7	7

Total net risk management liabilities	(184)	(146)	(330)

As at Dec. 31, 2022
	Cash flow hedges	Not designated as a hedge	Total
Commodity risk management
Current	(271)	(143)	(414)
Long-term	(76)	(96)	(172)
Net commodity risk management liabilities	(347)	(239)	(586)
Other
Current	—	(6)	(6)
Long-term	—	—	—
Net other risk management liabilities	—	(6)	(6)

Total net risk management liabilities	(347)	(245)	(592)
TransAlta Corporation     F20

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
B. Nature and Extent of Risks Arising from Financial Instruments
I. Market Risk
i. Commodity Price Risk Management – Proprietary Trading
The Company’s Energy Marketing segment conducts proprietary trading activities and uses a variety of instruments to manage risk, earn trading revenue and gain market information.
Value at Risk ("VaR") is used to determine the potential change in value of the Company’s proprietary trading portfolio, over a three-day period within a 95 per cent confidence level, resulting from normal market fluctuations. Changes in market prices associated with proprietary trading activities affect net earnings in the period that the price changes occur. VaR at Sept. 30, 2023, associated with the Company’s proprietary trading activities was $3 million (Dec. 31, 2022 – $4 million).
ii. Commodity Price Risk – Generation
The generation segments utilize various commodity contracts to manage the commodity price risk associated with electricity generation, fuel purchases, emissions and byproducts, as considered appropriate. A Commodity Exposure Management Policy is prepared and approved annually, which outlines the intended hedging strategies associated with the Company’s generation assets and related commodity price risks. Controls also include restrictions on authorized instruments, management reviews on individual portfolios and approval of asset transactions that could add potential volatility to the Company’s reported net earnings.
VaR at Sept. 30, 2023, associated with the Company’s commodity derivative instruments used in generation hedging activities was $27 million (Dec. 31, 2022 – $97 million). For positions and economic hedges that do not meet hedge accounting requirements or for short-term optimization transactions such as buybacks entered into to offset existing hedge positions, these transactions are marked to the market value with changes in market prices associated with these transactions affecting net earnings in the period in which the price change occurs. VaR at Sept. 30, 2023, associated with these transactions was $23 million (Dec. 31, 2022 – $54 million), of which $21 million related to VPPAs (Dec. 31, 2022 – $26 million).
II. Credit Risk
The Company uses external credit ratings, as well as internal ratings in circumstances where external ratings are not available, to establish credit limits for customers and counterparties. The following table outlines the Company’s maximum exposure to credit risk without taking into account collateral held, including the distribution of credit ratings, as at Sept. 30, 2023:

	Investment grade (Per cent)	Non-investment grade (Per cent)	Total (Per cent)	Total amount
Trade and other receivables(1)	85	15	100	834
Long-term finance lease receivable	100	—	100	116
Risk management assets(1)	70	30	100	227
Loan receivable(2)	—	100	100	29
Total				1,206
(1)    Letters of credit and cash and cash equivalents are the primary types of collateral held as security related to these amounts.
(2)    Includes $29 million loan receivable included within other assets with a counterparty that has no external credit rating.

The Company did not have significant expected credit losses as at Sept. 30, 2023.
The Company’s maximum exposure to credit risk at Sept. 30, 2023, without taking into account collateral held or right of set-off, is represented by the current carrying amounts of receivables and risk management assets as per the condensed consolidated statements of financial position. Letters of credit and cash are the primary types of collateral held as security related to these amounts. The maximum credit exposure to any one customer for commodity trading operations and hedging, including the fair value of open trading, net of any collateral held, at Sept. 30, 2023, was $24 million (Dec. 31, 2022 – $64 million).
III. Liquidity Risk
The Company has sufficient existing liquidity available to meet its upcoming debt maturities. The next major debt repayment is scheduled for September 2024. Our highly diversified asset portfolio, by both fuel type and operating region, and our long-term contracted asset base provide stability in our cash flows.

TransAlta Corporation     F21

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Liquidity risk relates to the Company’s ability to access capital to be used for capital projects, debt refinancing, proprietary trading activities, commodity hedging and general corporate purposes.
A maturity analysis of the Company's financial liabilities is as follows:

	2023	2024	2025	2026	2027	2028 and thereafter	Total
Accounts payable and accrued liabilities	687	—	—	—	—	—	687
Long-term debt(1)	36	526	141	143	233	2,392	3,471
Exchangeable securities(2)	—	—	—	—	—	750	750
Commodity risk management liabilities	55	151	61	8	13	49	337
Other risk management assets	(3)	(3)	—	—	—	(1)	(7)
Lease liabilities(3)	(11)	3	3	4	4	129	132
Interest on long-term debt and lease liabilities(4)	62	192	172	164	154	858	1,602
Interest on exchangeable securities(2)(4)	13	60	—	—	—	—	73
Dividends payable	15	—	—	—	—	—	15
Total	854	929	377	319	404	4,177	7,060
(1)    Excludes impact of hedge accounting and derivatives.
(2)    Cash payment could occur after Dec. 31, 2028 if exchangeable securities are not exchanged by Brookfield Renewable Partners or its affiliates (collectively "Brookfield"). At Brookfield's option, the exchangeable securities can be exchanged, at the earliest, on Jan. 1, 2025.
(3)    Lease liabilities are net of a lease incentive of $12 million expected to be received in 2023.
(4)    Not recognized as a financial liability on the condensed consolidated statements of financial position.
C. Collateral
I. Financial Assets Provided as Collateral
At Sept. 30, 2023, the Company provided $170 million (Dec. 31, 2022 – $304 million) in cash and cash equivalents as collateral to regulated clearing agents and certain utility customers as security for commodity trading activities. These funds are held in segregated accounts by the clearing agents. The utility customers are obligated to pay interest on the outstanding balances. Collateral provided is included within trade and other receivables in the condensed consolidated statements of Financial Position.
II. Financial Assets Held as Collateral
At Sept. 30, 2023, the Company held nil (Dec. 31, 2022 – $260 million) in cash collateral associated with counterparty obligations. Under the terms of the contracts, the Company may be obligated to pay interest on the outstanding balances and to return the principal when the counterparties have met their contractual obligations or when the amount of the obligation declines as a result of changes in market value. Interest payable to the counterparties on the collateral received is calculated in accordance with each contract. Collateral held is related to physical and financial derivative transactions in a net asset position and is included in accounts payable and accrued liabilities in the condensed consolidated statements of financial position.
III. Contingent Features in Derivative Instruments
Collateral is posted in the normal course of business based on the Company’s senior unsecured credit rating as determined by certain major credit rating agencies. Certain of the Company’s derivative instruments contain financial assurance provisions that require collateral to be posted only if a material adverse credit-related event occurs.
At Sept. 30, 2023, the Company had posted collateral of $345 million (Dec. 31, 2022 – $820 million) in the form of letters of credit on physical and financial derivative transactions in a net liability position. Certain derivative agreements contain credit-risk-contingent features, which if triggered could result in the Company having to post an additional $138 million (Dec. 31, 2022 – $656 million) of collateral to its counterparties.
TransAlta Corporation     F22

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
12. Inventory
The components of inventory are as follows:

As at	Sept. 30, 2023	Dec. 31, 2022
Parts, materials and supplies	86	83
Coal	37	43
Emission credits	55	27
Natural gas	2	4
Total	180	157
No inventory is pledged as security for liabilities.
As at Sept. 30, 2023, the Company holds 982,862 emission credits in inventory that were purchased externally with a recorded book value of $55 million (Dec. 31, 2022 – 963,068 emission credits with a recorded book value of $27 million). The Company also has 2,885,423 (Dec. 31, 2022 – 3,619,450) of internally generated eligible emission credits from the Company's Wind and Solar and Hydro segments which have no recorded book value. This includes the eligible emission performance credits earned by the Alberta Hydro facilities formerly under dispute that has now been resolved. Refer to Note 19 for details.
Emission credits can be sold externally or can be used to offset future emission obligations from our gas facilities located in Alberta, where the compliance price of carbon is expected to increase, resulting in a reduced cash cost for carbon compliance. In June 2023, the Company settled the 2022 carbon compliance obligation in cash. The compliance price of carbon for the 2022 obligation settled was $50 per tonne. It has increased to $65 per tonne in the current year.
13. Investments
Tent Mountain Pumped Hydro Development Project
On April 24, 2023, the Company acquired a 50 per cent interest in the Tent Mountain Renewable Energy Complex (“Tent Mountain”), an early-stage 320 MW pumped hydro energy storage development project, located in southwest Alberta, from Evolve Power Ltd. ("Evolve"), formerly known as Montem Resources Limited. The acquisition included land rights, fixed assets and intellectual property associated with the pumped hydro development project. The Company paid Evolve approximately $8 million on closing. Additional contingent payments of up to $17 million may become payable to Evolve based on the achievement of specific development and commercial milestones. The Company and Evolve jointly control Tent Mountain, with the result that the Company accounts for its interest in the joint venture as an investment using the equity method.
14. Property, Plant and Equipment
During the three and nine months ended Sept. 30, 2023, the Company had additions of $146 million and $580 million, respectively, mainly related to the Garden Plain wind facility and assets under construction for the White Rock wind project, the Horizon Hill wind project, the Northern Goldfields solar project, the Mount Keith 132kv transmission expansion and planned major maintenance. The Company also continued its rehabilitation plan for the Kent Hills wind facilities and capitalized additions of $19 million and $61 million, respectively, in the three and nine months ended Sept. 30, 2023.
During the three and nine months ended Sept. 30, 2023, the Company capitalized $15 million and $41 million, respectively (Sept. 30, 2022 — $4 million and $8 million) of interest incurred during construction to property, plant and equipment ("PP&E") at a weighted average rate of 6.3 per cent (Sept. 30, 2022 — 6.0 per cent).
Change in Estimate - Decommissioning Provision
During 2023, the Company adjusted the expected timing on decommissioning and restoration for certain Gas and Energy Transition assets to optimize and maximize efficiencies by staging required reclamation work. This resulted in a decrease in the decommissioning and restoration provision related to operating assets of $15 million and a corresponding decrease in the PP&E carrying value recognized for the nine months ended Sept. 30, 2023. In addition, there were changes in discount rates resulting in an adjustment of $4 million. Refer to Note 15 for further details.

TransAlta Corporation     F23

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Change in Estimate - Useful Lives
During the third quarter of 2023, the Company adjusted the useful lives of certain assets in the Gas segment to reflect changes made based on future operating expectations of the assets. This resulted in a decrease of $46 million in depreciation expense that was recognized in the Condensed Consolidated Statement of Earnings in the third quarter of 2023.
15. Decommissioning and Other Provisions
The change in decommissioning and other provision balances is as follows:

	Decommissioning and restoration	Other provisions	Total
Balance, Dec. 31, 2022	688	41	729
Liabilities incurred	1	4	5
Liabilities settled	(22)	(13)	(35)
Accretion (Note 6)	37	—	37
Revisions in estimated cash flows	(68)	—	(68)
Revisions in discount rates	(11)	—	(11)
Change in foreign exchange rates	(4)	—	(4)
Balance, Sept. 30, 2023	621	32	653

Included in the condensed consolidated statements of financial position as:
As at	Sept. 30, 2023	Dec. 31, 2022
Current portion	39	70
Non-current portion	614	659
Total Decommissioning and other provisions	653	729
A. Decommissioning and Restoration
In the nine months ended Sept. 30, 2023, the decommissioning and restoration provision decreased by $68 million due to revisions in estimated cash flows and timing of cash flows for certain Gas and Energy Transition assets. The timing of cash flows was adjusted to optimize and maximize efficiencies by staging required reclamation work. Operating assets included in PP&E decreased by $15 million and $53 million was recognized as an impairment reversal in net earnings related to retired assets.

For the nine months ended Sept. 30, 2023, revisions in discount rates decreased the decommissioning and restoration provision by $11 million due to an increase in discount rates, largely driven by increases in long-term market benchmark rates. On average, discount rates increased with rates ranging from 7.3 to 10.0 per cent as at Sept. 30, 2023 from 7.0 to 9.7 per cent as at Dec. 31, 2022. This has resulted in a corresponding increase in PP&E of $4 million on operating assets and recognition of a $7 million impairment reversal in net earnings related to retired assets.
B. Other Provisions
Other provisions include provisions arising from ongoing business activities, amounts related to commercial disputes between the Company and customers or suppliers and onerous contract provisions. The onerous contract provisions occurred as a result of decisions to no longer operate on coal in Canada. Payments related to coal contracts for Sheerness are required until 2025. At Sept. 30, 2023, the remaining balance of the provision for the onerous coal contract was $8 million.
TransAlta Corporation     F24

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
16. Credit Facilities, Long-Term Debt and Lease Liabilities
A. Amounts Outstanding Related to Credit Facilities
The Company's credit facilities are summarized in the table below:

As at Sept. 30, 2023	Facility size	Utilized		Available capacity	Maturity date
Credit Facilities		Outstanding letters of credit(1)	Cash drawings
Committed
TransAlta Corporation syndicated credit facility	1,250	355	—	895	Q2 2027
TransAlta Renewables syndicated credit facility	700	3	81	616	Q2 2027
TransAlta Corporation bilateral credit facilities	240	171	—	69	Q2 2025
TransAlta Corporation Term Facility	400	—	400	—	Q3 2024
Total Committed	2,590	529	481	1,580

Non-Committed
TransAlta Corporation demand facilities	250	88	—	162	N/A
TransAlta Renewables demand facility	150	102	—	48	N/A
Total Non-Committed	400	190	—	210
(1)    TransAlta has obligations to issue letters of credit and cash collateral to secure potential liabilities to certain parties, including those related to potential environmental obligations, commodity risk management and hedging activities, pension plan obligations, construction projects and purchase obligations. Letters of credit drawn against the non-committed facilities reduce the available capacity under the committed syndicated credit facilities. At Sept. 30, 2023, TransAlta provided cash collateral of $170 million.

These facilities are the primary source of short-term liquidity after the cash flow generated from the Company's business. In June 2023, the TransAlta syndicated credit facility and TransAlta Renewables syndicated credit facility were amended and maturity dates were extended from June 30, 2026 to June 30, 2027. The TransAlta bilateral credit facilities were also amended and maturity dates were extended from June 30, 2024 to June 30, 2025.
On Oct. 5, 2023, upon closing the TransAlta Renewables transaction, as described in Note 22, the syndicated credit facilities were amended to effectively consolidate the TransAlta Renewables syndicated credit facility and non-committed demand facility into the TransAlta credit facilities. The cash drawings on the TransAlta Renewables' syndicated credit facility were repaid and the outstanding letters of credit were transferred to the TransAlta non-committed demand facility. The TransAlta Renewables' credit facilities were then terminated. This resulted in the TransAlta syndicated credit facility increasing by $700 million to approximately $2.0 billion.
The Company is in compliance with the terms of the credit facilities and all undrawn amounts are fully available. The $190 million letters of credit are issued from uncommitted demand facilities; these obligations are backstopped and reduce the available capacity on the committed credit facilities. In addition to the $1.4 billion of committed capacity available under the credit facilities, the Company also had $1.2 billion of available cash and cash equivalents. On Oct. 5, 2023, $800 million of cash was used for the TransAlta Renewables transaction. Refer to the Note 22 for more details.
TransAlta’s debt has terms and conditions, including financial covenants, that are considered normal and customary. As at Sept. 30, 2023, the Company was in compliance with all debt covenants.
B. Repayments
On May 8, 2023, the Pingston Power Inc. non-recourse bond matured with a total aggregate repayment of $46 million, consisting of accrued interest and principal.

TransAlta Corporation     F25

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
C. Issuances
On Sept. 14, 2023, the Company closed a non-recourse bond financing for approximately $39 million ("Pingston bond") as a replacement for the non-recourse bond that matured on May 8, 2023. The Pingston bond is secured by a first ranking charge over all the respective assets of the Company's subsidiaries that issued the bonds, amortizes and bears interest at a rate of 6.145 per cent per annum, payable semi-annually, and matures on May 8, 2043. The Pingston bond is subject to customary financing conditions and covenants that may restrict the Company's ability to access funds generated by the facility's operations.
D. Restrictions Related to Non-Recourse Debt and Other Debt
The Melancthon Wolfe Wind LP, TAPC Holdings LP, New Richmond Wind LP, Kent Hills Wind LP, TEC Hedland Pty Ltd notes, Windrise Wind LP and TransAlta OCP LP non-recourse bonds are subject to customary financing conditions and covenants that may restrict the Company’s ability to access funds generated by the facilities’ operations. Upon meeting certain distribution tests, typically performed once per quarter, the funds are able to be distributed by the subsidiary entities to their respective parent entity. These conditions include meeting a debt service coverage ratio prior to distribution, which was met by these entities in the third quarter of 2023, with the exception of Kent Hills Wind LP and TAPC Holdings LP. Kent Hills Wind LP cannot make any distributions to its partners until the foundation replacement work has been completed and TAPC Holdings LP has been impacted by higher interest rates in 2023. The funds in these entities will remain there until the next debt service coverage ratio is calculated in the fourth quarter of 2023. At Sept. 30, 2023, $74 million (Dec. 31, 2022 – $50 million) of cash was not capable of being distributed due to these financial restrictions. For Kent Hills Wind LP, a foundation replacement reserve account has been set up in accordance with the supplemental indenture, with funds in the account being used to pay foundation replacement costs. The account was funded quarterly with the last planned funding requirement received on March 31, 2023. Subsequent supplemental funding of the account occurs on an as needed basis. The balance in the account is $5 million as at Sept. 30, 2023 (Dec. 31, 2022 – $65 million).
As at Sept. 30, 2023, the Company had $17 million of restricted cash related to the TransAlta OCP bonds, which is required to be held in a debt service reserve account to fund scheduled future debt repayments. The Company also had $46 million of restricted cash related to the TEC Hedland Pty Ltd bond. These cash reserves are required to be held under commercial arrangements and for debt service, which may be replaced by letters of credit in the future.
Additionally, certain non-recourse bonds require that reserve accounts be established and funded through cash held on deposit and/or by providing letters of credit.
17. Common Shares
A. Issued and Outstanding
TransAlta is authorized to issue an unlimited number of voting common shares without nominal or par value.

	9 months ended Sept. 30
	2023		2022
	Common shares (millions)	Amount	Common shares (millions)	Amount
Issued and outstanding, beginning of period	268.1	2,863	271.0	2,901
Purchased and cancelled under the NCIB(1)	(6.1)	(65)	(2.7)	(29)
Effects of share-based payment plans	0.8	6	0.9	6
Stock options exercised	0.6	4	0.2	1
Issued and outstanding, end of period(2)	263.4	2,808	269.4	2,879
(1)    Shares purchased by the Corporation under the NCIB (as defined below) are recognized as a reduction to share capital equal to the average carrying value of the common shares. Any difference between the aggregate purchase price and the average carrying value of the common shares is recorded in retained earnings (deficit).
(2) In October 2023, additional common shares were issued related to the TransAlta Renewables transaction. See Note 22 Subsequent Events for more details.

TransAlta Corporation     F26

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
On Oct. 5, 2023, the Company issued approximately 46 million shares as partial consideration for its acquisition of the outstanding common shares of TransAlta Renewables not already owned, directly or indirectly, by the Company.
B. Normal Course Issuer Bid ("NCIB") Program
On March 27, 2023, the Company entered into an Automatic Share Purchase Plan which permitted an independent broker to repurchase shares under the NCIB during the first quarter blackout period through to May 30, 2023. The number of shares repurchased during the blackout period was 2,943,600.
On May 26, 2023, the Toronto Stock Exchange (“TSX”) accepted the notice filed by the Company to implement a NCIB for a portion of its common shares. Pursuant to the NCIB, TransAlta may repurchase up to a maximum of 14,000,000 Common Shares. Any common shares purchased under the NCIB will be cancelled. The period during which TransAlta is authorized to make purchases under the NCIB commenced on May 31, 2023 and ends on May 30, 2024.
The effects of the Company's purchase and cancellation of common shares during the period are as follows:

	Sept. 30, 2023	Dec. 31, 2022
Total shares purchased(1)	6,112,900	4,342,300
Average purchase price per share	11.62	12.48
Total cost (millions)	71	54
Book value of shares cancelled	65	46
Amount recorded in deficit	(6)	(8)
(1) At Dec. 31, 2022, 164,300 shares were repurchased but were not cancelled due to timing differences between the transaction date and settlement date. The Company paid $52 million in 2022 and the remaining amount was paid subsequent to the year end.
C. Dividends
On July 26, 2023, the Company declared a quarterly dividend of $0.055 per common share, payable on Oct. 1, 2023.

On Oct. 27, 2023, the Company declared a quarterly dividend of $0.055 per common share, payable on Jan. 1, 2024.

There have been no other transactions involving common shares between the reporting date and the date of completion of these condensed consolidated financial statements, except as disclosed in Note 22 Subsequent Events.

TransAlta Corporation     F27

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
18. Preferred Shares
A. Issued and Outstanding
All preferred shares issued and outstanding are non-voting cumulative redeemable fixed or floating rate first preferred shares.

	Sept. 30, 2023		Dec. 31, 2022
Series(1)	Number of shares (millions)	Amount	Number of shares (millions)	Amount
Series A	9.6	235	9.6	235
Series B	2.4	58	2.4	58
Series C	10.0	243	10.0	243
Series D	1.0	26	1.0	26
Series E	9.0	219	9.0	219
Series G	6.6	161	6.6	161
Issued and outstanding, end of period	38.6	942	38.6	942
(1)    On Oct. 30, 2020, Brookfield invested $400 million in exchange for redeemable, retractable first preferred shares (Series I). The Series I Preferred Shares are accounted for as long-term debt and the exchangeable preferred share dividends are reported as interest expense.
B. Dividends
On Jul. 26, 2023, the Company declared a quarterly dividend of $0.17981 per share on the Series A preferred shares, $0.41545 per share on the Series B preferred shares, $0.36588 per share on the Series C preferred shares, $0.48287 per share on the Series D preferred shares, $0.43088 per share on the Series E preferred shares and $0.31175 per share on the Series G preferred shares, payable on Sept. 30, 2023.
On Oct. 27, 2023, the Company declared a quarterly dividend of $0.17981 per share on the Series A preferred shares, $0.45288 per share on the Series B preferred shares, $0.36588 per share on the Series C preferred shares, $0.52030 per share on the Series D preferred shares, $0.43088 per share on the Series E preferred shares and $0.31175 per share on the Series G preferred shares, payable on Dec. 31, 2023.
19. Commitments and Contingencies
Commitments
In addition to the commitments disclosed elsewhere in the financial statements and those disclosed in Note 37 of the 2022 audited annual consolidated financial statements, the Company has incurred the following additional contractual commitments in the nine months ended Sept. 30, 2023, either directly or through its interests in joint operations and joint ventures.

Approximate future payments under these agreements are as follows:

	2024	2025	2026	2027	2028	2029 and thereafter	Total
Transmission	—	2	2	3	4	57	68
Total	—	2	2	3	4	57	68
Transmission
The Company has several agreements to purchase transmission network capacity in the Pacific Northwest. Provided certain conditions for delivering the service are met, the Company is committed to the transmission at the supplier’s tariff rate whether it is awarded immediately or delivered in the future after additional facilities are constructed. The table above includes the incremental change in transmission agreements, as compared to the amounts disclosed in the 2022 audited annual consolidated financial statements.
TransAlta Corporation     F28

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Contingencies
TransAlta is occasionally named as a party in various claims and legal and regulatory proceedings that arise during the normal course of its business. TransAlta reviews each of these claims, including the nature of the claim, the amount in dispute or claimed and the availability of insurance coverage. There can be no assurance that any particular claim will be resolved in the Company’s favour or that such claims may not have a material adverse effect on TransAlta. Inquiries from regulatory bodies may also arise in the normal course of business, to which the Company responds as required. For the current material outstanding contingencies, please refer to Note 37 of the 2022 audited annual consolidated financial statements. Material changes to the contingencies have been described below.
Hydro Power Purchase Arrangement ("Hydro PPA") Emissions Performance Credits
The Balancing Pool claimed entitlement to 1,750,000 Emission Performance Credits ("EPCs") earned by the Alberta Hydro facilities as a result of TransAlta opting those facilities into the Carbon Competitiveness Incentive Regulation and Technology Innovation and Emissions Reduction Regulation from 2018-2020 inclusive. The EPCs under dispute had no recorded book value as they were internally generated. The Balancing Pool claimed ownership of the EPCs because it believed the change-in-law provisions under the Hydro PPA required the EPCs to be passed through to the Balancing Pool. TransAlta disputed this claim. The parties have reached a confidential settlement and this matter is now resolved.
Brazeau Facility - Well License Applications to Consider Hydraulic Fracturing Activities
The Alberta Energy Regulator ("AER") issued a subsurface order on May 27, 2019, which does not permit any hydraulic fracturing within three kilometers of the Brazeau Facility but permits hydraulic fracturing in all formations (except the Duvernay) within three-to-five kilometers of the Brazeau Facility. Subsequently, two oil and gas operators submitted applications to the AER for 10 well licenses (which include hydraulic fracturing activities) within three-to-five kilometers of the Brazeau Facility. The regulatory hearing to consider these applications - Proceeding 379 - is scheduled to be heard from March 18 to March 29, 2024.
The Company's position, based on independent expert analysis commissioned by the Government of Alberta, is that hydraulic fracturing activities within five kilometers of the Brazeau Facility pose an unacceptable risk and that the applications should be denied.
Brazeau Facility - Claim against the Government of Alberta
On Sept. 9, 2022, the Company filed a Statement of Claim against the Alberta Government in the Alberta Court of King’s Bench seeking a declaration that: (i) granting mineral leases within 5 km of the Brazeau Facility is a breach of the 1960 agreement between the Company and the Alberta Government; and (ii) the Alberta Government is required to indemnify the Company for any costs or damages that result from the risks of hydraulic fracturing near the Brazeau Facility. On Sept. 29, 2022, the Alberta Government filed its Statement of Defence, which asserts, among other things, that the Company: (i) is trying to usurp the jurisdiction of the AER, and (ii) is out of time under the Limitations Act (Alberta). The trial has been scheduled for two weeks starting Feb. 26, 2024.
Garden Plain
Garden Plain I LP, a wholly owned subsidiary of the Company, retained a third party contractor to construct the Garden Plain wind project near Hanna, Alberta. The contractor experienced scheduling delays, challenges with construction, and significant cost overruns, resulting in overdue deadlines and has asserted a claim for $49 million in damages. The Company disputes this claim in its entirety and asserts a counterclaim. The parties have initiated the dispute resolution procedure.
20. Segment Disclosures
A. Description of Reportable Segments
The following tables provides each segment's results in the format that the TransAlta’s President and Chief Executive Officer (the chief operating decision maker) ("CODM"), reviews the Company's segments to make operating decisions and assess performance. The tables below show the reconciliation of the total segmented results and adjusted EBITDA to the statement of earnings (loss) reported under IFRS.
For internal reporting purpose, the earnings information from the Company's investment in Skookumchuck has been presented in the Wind and Solar segment on a proportionate basis. Information on a proportionate basis reflects the Company's share of Skookumchuck's statement of earnings on a line-by-line basis.

TransAlta Corporation     F29

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Proportionate financial information is not and is not intended to be, presented in accordance with IFRS. Under IFRS, the investment in Skookumchuck has been accounted for as a joint venture using the equity method.
B. Reported Adjusted Segment Earnings and Segment Assets
I. Reconciliation of Adjusted EBITDA to Earnings (Loss) before Income Tax

3 months ended Sept. 30, 2023	Hydro	Wind & Solar(1)	Gas	Energy Transition	Energy Marketing	Corporate	Total	Equity accounted investments(1)	Reclass adjustments	IFRS financials
Revenues	163	62	522	188	86	—	1,021	(4)	—	1,017
Reclassifications and adjustments:
Unrealized mark-to-market (gain) loss	—	4	(112)	5	(67)	—	(170)	—	170	—
Realized gain on closed exchange positions	—	—	4	—	8	—	12	—	(12)	—
Decrease in finance lease receivable	—	—	14	—	—	—	14	—	(14)	—
Finance lease income	—	—	2	—	—	—	2	—	(2)	—
Unrealized foreign exchange gain on commodity	—	—	—	—	(1)	—	(1)	—	1	—
Adjusted revenues	163	66	430	193	26	—	878	(4)	143	1,017
Fuel and purchased power	4	6	111	148	—	—	269	—	—	269
Reclassifications and adjustments:
Australian interest income	—	—	(1)	—	—	—	(1)	—	1	—
Adjusted fuel and purchased power	4	6	110	148	—	—	268	—	1	269
Carbon compliance	—	—	28	—	—	—	28	—	—	28
Gross margin	159	60	292	45	26	—	582	(4)	142	720
OM&A	9	20	45	15	13	30	132	(1)	—	131
Taxes, other than income taxes	—	4	3	1	—	—	8	—	—	8
Net other operating income	—	(1)	(10)	—	—	—	(11)	—	—	(11)
Adjusted EBITDA(2)	150	37	254	29	13	(30)	453
Finance lease income										2
Depreciation and amortization										(140)
Asset impairment reversals										58
Net interest expense										(53)
Foreign exchange loss										(5)
Loss on sale of assets and other										(1)
Earnings before income taxes										453
(1)    The Skookumchuck wind facility has been included on a proportionate basis in the Wind and Solar segment.
(2)    Adjusted EBITDA is not defined and has no standardized meaning under IFRS.
TransAlta Corporation     F30

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3 months ended Sept. 30, 2022	Hydro	Wind & Solar(1)	Gas	Energy Transition	Energy Marketing	Corporate	Total	Equity accounted investments(1)	Reclass Adjustments	IFRS Financials
Revenues	265	14	372	231	54	(4)	932	(3)	—	929
Reclassifications and adjustments:
Unrealized mark-to-market loss	—	53	47	6	46	—	152	—	(152)	—
Realized loss on closed exchange positions	—	—	(4)	—	(38)	—	(42)	—	42	—
Decrease in finance lease receivable	—	—	12	—	—	—	12	—	(12)	—
Finance lease income	—	—	4	—	—	—	4	—	(4)	—
Adjusted revenues	265	67	431	237	62	(4)	1,058	(3)	(126)	929
Fuel and purchased power	7	6	167	167	—	1	348	—	—	348
Reclassifications and adjustments:
Australian interest income	—	—	(1)	—	—	—	(1)	—	1	—
Adjusted fuel and purchased power	7	6	166	167	—	1	347	—	1	348
Carbon compliance	—	—	26	2	—	(5)	23	—	—	23
Gross margin	258	61	239	68	62	—	688	(3)	(127)	558
OM&A	12	19	49	17	9	30	136	(1)	—	135
Taxes, other than income taxes	1	1	5	—	—	1	8	—	—	8
Net other operating income	—	(1)	(10)	—	—	—	(11)	—	—	(11)
Adjusted EBITDA(2)	245	42	195	51	53	(31)	555
Equity income										1
Finance lease income										4
Depreciation and amortization										(179)
Asset impairment charges										(70)
Net interest expense										(66)
Foreign exchange gain										6
Gain on sale of assets and other										4
Loss before income taxes										126
(1) The Skookumchuck wind facility has been included on a proportionate basis in the Wind and Solar segment.
(2) Adjusted EBITDA is not defined and have no standardized meaning under IFRS.

TransAlta Corporation     F31

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

9 months ended Sept. 30, 2023	Hydro	Wind & Solar(1)	Gas	Energy Transition	Energy Marketing	Corporate	Total	Equity accounted investments(1)	Reclass adjustments	IFRS financials
Revenues	456	263	1,268	576	181	1	2,745	(14)	—	2,731
Reclassifications and adjustments:
Unrealized mark-to-market (gain) loss	(2)	(4)	(120)	(12)	42	—	(96)	—	96	—
Realized loss on closed exchange positions	—	—	(13)	—	(95)	—	(108)	—	108	—
Decrease in finance lease receivable	—	—	40	—	—	—	40	—	(40)	—
Finance lease income	—	—	10	—	—	—	10	—	(10)	—
Adjusted revenues	454	259	1,185	564	128	1	2,591	(14)	154	2,731
Fuel and purchased power	14	22	326	419	—	1	782	—	—	782
Reclassifications and adjustments:
Australian interest income	—	—	(3)	—	—	—	(3)	—	3	—
Adjusted fuel and purchased power	14	22	323	419	—	1	779	—	3	782
Carbon compliance	—	—	85	—	—	—	85	—	—	85
Gross margin	440	237	777	145	128	—	1,727	(14)	151	1,864
OM&A	35	55	136	46	33	86	391	(2)	—	389
Taxes, other than income taxes	2	11	11	3	—	—	27	(1)	—	26
Net other operating income	—	(4)	(30)	—	—	—	(34)	—	—	(34)
Adjusted EBITDA(2)	403	175	660	96	95	(86)	1,343
Equity income										1
Finance lease income										10
Depreciation and amortization										(489)
Asset impairment reversals										74
Net interest expense										(168)
Gain on sale of assets and other										4
Earnings before income taxes										915
(1)    The Skookumchuck wind facility has been included on a proportionate basis in the Wind and Solar segment.
(2)    Adjusted EBITDA is not defined and has no standardized meaning under IFRS.

TransAlta Corporation     F32

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

9 months ended Sept. 30, 2022	Hydro	Wind & Solar(1)	Gas	Energy Transition	Energy Marketing	Corporate	Total	Equity accounted investments(1)	Reclass adjustments	IFRS financials
Revenues	447	205	933	433	116	(2)	2,132	(10)	—	2,122
Reclassifications and adjustments:
Unrealized mark-to-market loss	—	81	13	17	—	—	111	—	(111)	—
Realized gain (loss) on closed exchange positions	—	—	(11)	—	27	—	16	—	(16)	—
Decrease in finance lease receivable	—	—	34	—	—	—	34	—	(34)	—
Finance lease income	—	—	15	—	—	—	15	—	(15)	—
Adjusted revenues	447	286	984	450	143	(2)	2,308	(10)	(176)	2,122
Fuel and purchased power	17	20	445	332	—	3	817	—	—	817
Reclassifications and adjustments:
Australian interest income	—	—	(3)	—	—	—	(3)	—	3	—
Adjusted fuel and purchased power	17	20	442	332	—	3	814	—	3	817
Carbon compliance	—	1	56	(1)	—	(5)	51	—	—	51
Gross margin	430	265	486	119	143	—	1,443	(10)	(179)	1,254
OM&A	33	50	138	50	23	71	365	(1)	—	364
Taxes, other than income taxes	3	7	13	2	—	1	26	(1)	—	25
Net other operating income	—	(18)	(30)	—	—	—	(48)	—	—	(48)
Reclassifications and adjustments:
Insurance recovery	—	7	—	—	—	—	7	—	(7)	—
Adjusted net other operating income	—	(11)	(30)	—	—	—	(41)	—	(7)	(48)
Adjusted EBITDA(2)	394	219	365	67	120	(72)	1,093
Equity income										5
Finance lease income										15
Depreciation and amortization										(411)
Asset impairment charges										(4)
Net interest expense										(195)
Foreign exchange gain										17
Gain on sale of assets and other										6
Earnings before income taxes										346
(1)    The Skookumchuck wind facility has been included on a proportionate basis in the Wind and Solar segment.
(2)    Adjusted EBITDA is not defined and has no standardized meaning under IFRS.

TransAlta Corporation     F33

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
21. Related-Party Transactions
Transactions with Associates
In connection with the exchangeable securities issued to Brookfield, the investment agreement entitles Brookfield to nominate two directors to the TransAlta Board. As such, they are considered associates of the Company.
The Company may, in the normal course of operations, enter into transactions on market terms with related parties that have been measured at exchange value and recognized in the consolidated financial statements, including power purchase and sale agreements, derivative contracts and asset management fees. Transactions and balances between the Company and associates do not eliminate. Refer to Note 26 and 36 of the 2022 audited annual consolidated financial statements.
Transactions with Brookfield include the following:

	3 months ended Sept. 30		9 months ended Sept. 30
	2023	2022	2023	2022
Power sales	37	45	111	86
22. Subsequent Events
TransAlta to Acquire Heartland Generation
On Nov. 2, 2023, the Company announced that it has entered into a definitive share purchase agreement (the "Agreement") with an affiliate of Energy Capital Partners, the parent of Heartland Generation Ltd. and Alberta Power (2000) Ltd. (collectively, "Heartland"), pursuant to which TransAlta will acquire Heartland and its entire business operations in Alberta and British Columbia. The purchase price for the acquisition is $390 million, subject to working capital and other adjustments, as well as the assumption of $268 million of low-cost debt, for a total cost of $658 million. The Company will finance the transaction using cash on hand and draws on its credit facilities. The closing of the transaction remains subject to regulatory approval which is expected to be obtained in the first half of 2024.
TransAlta Corporation Acquires TransAlta Renewables Inc.
On Oct. 5, 2023, the Company announced the completion of the previously announced acquisition of the outstanding common shares of TransAlta Renewables not already owned, directly or indirectly, by the Company. The consideration paid totaled $1.3 billion, comprising $800 million of cash and approximately 46 million common shares of the Company valued at $514 million, based on an $11.06 closing price of the Company’s shares on the Toronto Stock Exchange on Oct. 4, 2023. Since the Company retained control of TransAlta Renewables, the acquisition will be accounted for as an equity transaction. The consideration paid reduced Cash and Cash Equivalents by $800 million and increased Common Shares by $514 million, with the additional impact being a reallocation of amounts from Non-controlling Interests to Equity Attributable to Shareholders. Transaction costs of $10 million incurred to effect the acquisition, recognized as Prepaid Expenses as at Sept. 30, 2023, will be reclassified against Common Shares and Deficit on closing of the acquisition in the fourth quarter of 2023.
TransAlta Corporation     F34